Exhibit 99.01

ITEM 6.  SELECTED FINANCIAL DATA

Operating Data - As Adjusted (1)	Year Ended December 31,

(Dollars in millions, except per share amounts)	2011	2010	2009	2008	2007

Sales	$7,178	$5,842	$4,396	$5,936	$5,513
Operating earnings	937	844	276	221	808

Earnings from continuing operations	606	416	111	140	514
Earnings (loss) from discontinued operations	9	9	(22)	(37)	(113)
Gain (loss) from disposal of discontinued operations	31	--	--	18	(11)
Net earnings	$646	$425	$89	$121	$390

Basic earnings per share
Earnings from continuing operations	$4.34	$2.88	$0.77	$0.93	$3.10
Earnings (loss) from discontinued operations	0.29	0.07	(0.16)	(0.13)	(0.75)
Basic earnings per share	$4.63	$2.95	$0.61	$0.80	$2.35

Diluted earnings per share
Earnings from continuing operations	$4.24	$2.81	$0.76	$0.92	$3.06
Earnings (loss) from discontinued operations	0.28	0.07	(0.15)	(0.12)	(0.74)
Diluted earnings per share	$4.52	$2.88	$0.61	$0.80	$2.32

(1)
During 2012, Eastman elected to change its method of accounting for actuarial gains and losses for its pension and other postretirement benefit plans as described in Note 2, "Accounting Methodology Change for Pension and Other Postretirement Benefit Plans" to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report on Form 8-K.  The new method has been retrospectively applied to the financial results for all periods presented.

	Year Ended December 31,

(Dollars in millions, except per share amounts)	2011	2010	2009	2008	2007

Statement of Financial Position Data

Current assets	$2,302	$2,047	$1,735	$1,423	$2,293
Net properties	3,107	3,219	3,110	3,198	2,846
Total assets	6,184	5,986	5,515	5,281	6,009
Current liabilities	1,114	1,070	800	832	1,122
Long-term borrowings	1,445	1,598	1,604	1,442	1,535
Total liabilities	4,314	4,359	4,002	3,728	3,927
Total stockholders' equity	1,870	1,627	1,513	1,553	2,082
Dividends declared per share	0.990	0.895	0.880	0.880	0.880

In third quarter 2011, Eastman Chemical Company's ("Eastman" or the "Company") Board of Directors declared a two-for-one split of the Company's common stock, distributed October 3, 2011 in the form of a 100 percent stock dividend.  All shares and per share amounts in this Current Report on Form 8-K (this "Current Report") have been adjusted for all periods presented for the stock split.  For additional information, see Note 18, "Stockholders' Equity" to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report.

In third quarter 2011, the Company completed two acquisitions in the Performance Chemicals and Intermediates ("PCI") segment.  Eastman acquired Sterling Chemicals, Inc. ("Sterling"), a single site North American petrochemical producer, to produce non-phthalate plasticizers, including Eastman 168™ non-phthalate plasticizers, and acetic acid, and Eastman also acquired Scandiflex do Brasil S.A. Indústrias Químicas ("Scandiflex"), a manufacturer of plasticizers located in São Paulo, Brazil.  For additional information see Exhibit 99.03 - Item 8 – "Notes to the Audited Consolidated Financial Statements" – Note 3, "Acquisitions and Investments in Joint Ventures" and Note 19, "Asset Impairments and Restructuring Charges (Gains), Net" of this Current Report.

In third quarter 2011, the Company acquired Dynaloy, LLC ("Dynaloy"), a producer of formulated solvents.  The acquisition was accounted for as a business combination and is reported in the Coatings, Adhesives, Specialty Polymers, and Inks ("CASPI") segment.  Dynaloy adds materials science capabilities that are expected to complement growth of the CASPI segment's electronic materials product line.  For additional information see Exhibit 99.03 - Item 8 – "Notes to the Audited Consolidated Financial Statements" – Note 3, "Acquisitions and Investments in Joint Ventures" of this Current Report.

In first quarter 2011, the Company completed the sale of the polyethylene terephthalate ("PET") business, related assets at the Columbia, South Carolina site, and technology of its Performance Polymers segment.  The PET business, assets, and technology sold were substantially all of the Performance Polymers segment.  Performance Polymers segment operating results are presented as discontinued operations for all periods presented and are therefore not included in results from continuing operations in accordance with accounting principles generally accepted ("GAAP") in the United States.  For additional information, see Note 4, "Discontinued Operations and Assets Held for Sale", to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report.

In second quarter 2010, Eastman completed the stock purchase of Genovique Specialties Corporation ("Genovique"), which was accounted for as a business combination.  The acquired business is a global producer of specialty plasticizers, benzoic acid, and sodium benzoate.  This acquisition included Genovique's manufacturing operations in Kohtla-Järve, Estonia and Chestertown, Maryland and a joint venture in Wuhan, China.  Genovique's benzoate ester plasticizers were a strategic addition to Eastman's existing general-purpose and specialty non-phthalate plasticizers.  For additional information see Exhibit 99.03 - Item 8 – "Notes to the Audited Consolidated Financial Statements" – Note 3, "Acquisitions and Investments in Joint Ventures" and Note 19, "Asset Impairments and Restructuring Charges (Gains), Net" of this Current Report.

In fourth quarter 2009, the Company discontinued its Beaumont, Texas industrial gasification project.  This decision was based on a number of factors, including high capital costs, the current and projected reduced spread between natural gas and oil and petroleum coke prices, and continued uncertainty regarding U.S. energy and environmental public policy.  For more information regarding the impact of this impairment on financial results, see the segment discussions in Exhibit 99.02 - Item 7 – "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Exhibit 99.03 - Item 8 – "Notes to the Audited Consolidated Financial Statements" – Note 19, "Asset Impairments and Restructuring Charges (Gains), Net " of this Current Report.